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                                                                    EXHIBIT 10.2

                     DARWIN PROFESSIONAL UNDERWRITERS, INC.
                               STOCK AND UNIT PLAN
                            FOR NONEMPL0YEE DIRECTORS

1.    Introduction

            This Darwin Professional Underwriters, Inc. Stock and Unit Plan for Nonemployee Directors (the "Plan") is intended to advance the interests of the Company and its shareholders by paying part or all of the compensation of the Company's nonemployee directors in the form of an economic equivalent of an equity interest in the Company. The Plan provides for the conversion of at least 50 percent and up to 100 percent of the Director Fees otherwise payable each year to a director into units of measurement relating to the value of the Company's Common Stock, and for payment to the director of the value of such units after five calendar years (or upon termination from service on the Board, if earlier), so that a director will normally receive payment under the Plan each successive year in respect of the fees originally converted into units in the year preceding the fifth calendar year prior to the year of payment. The Plan also provides for a one-time grant of Restricted Stock to each nonemployee director serving on the Board at the time the Plan is adopted. The Plan shall become effective with respect to Director Fees earned in 2006.

2.    Definitions


        (a) "Annual Meeting" means the Company's annual meeting of shareholders.

        (b) "Board" means the Board of Directors of the Company.

        (c) "Change in Control" means (i) the acquisition by any person (including an entity) or group (as defined in Rule 13d-5 under the Securities Exchange Act of 1934, as amended), other than the Company or any Affiliate of the Company (an "Acquiring Person or Group"), of more than 50% of the outstanding voting securities (weighted by voting power) of the Company or (ii) the acquisition by an Acquiring Person or Group, over the 12-month period ending on the date of the most recent acquisition, of assets of the Company having a total gross fair market value of more than 50% of the total gross fair market value of all of the assets of the Company. An "Affiliate" of the Company means any person or entity that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Company. The term "control" (including the terms "controlled by" and "under common control") means the ability, directly or indirectly, to direct or cause the direction of the management and policies of the affected person or entity.

        (d) "Common Stock" means the shares of common stock of the Company, par value $0.01.

        (e) "Company" means Darwin Professional Underwriters, Inc., a Delaware corporation.

        (f) "Conversion Date" means the first business day following the conclusion of an Annual Meeting; provided that the initial Conversion Date under the Plan shall be the first business day following the date the Plan is adopted.

        (g) "Director Fees" means the annual retainer fee or fees earned by the Participant for his service on the Board.

        (h) "Fair Market Value" of Common Stock as of a given date means the mean of the high and low sales prices of the Common Stock on the relevant date as reported on the stock exchange or market on which the Common Stock are primarily traded, or, if no sale is made on such date, then Fair Market Value is the weighted average of the mean of the high and low sales prices of the Common Stock on the next preceding day and the next succeeding day on which such sales were made as reported on the stock exchange or market on which the Common Stock are primarily traded; provided, however, that the Fair Market Value for the award of Restricted Stock or the conversion into Share Units following the adoption of the Plan shall be based upon the offering price for Common Stock in the Company's initial public offering.

        (i) "Mandatory Conversion" means the required conversion of 50 percent of a Participant's Director Fees into a Share Unit Award pursuant to Section 6 hereof.

        (j) "Participant" means a member of the Board who is not an employee of the Company, any of its affiliates or Alleghany Corporation.

        (k) "Realization Date" means, with respect to each Share Unit allocated to a Participant's Share Unit Account, the first business day following the earlier of (i) the first business day of the sixth calendar year after such Share Unit is awarded to the Participant, or (ii) either upon the date the Participant ceases to be a member of the Board or upon a Change in Control.

        (l) "Restricted Stock" means Common Stock which are subject to potential forfeiture and restrictions on transfer as provided in Section 5 hereof.

        (m) "Share Unit" means a non-voting unit of measurement based on the value of a whole or a fraction of a share of Common Stock, which entitles a participant to receive payment in accordance with the terms of the Plan.

        (n) "Share Unit Account" means a book account maintained by the Company reflecting the Share Units allocated to a Participant pursuant to Section 6 hereof as a result of the Participant's Mandatory Conversions and Voluntary Conversions and such additional Share Units as shall be credited thereto in respect of dividends paid on Common Stock.

        (o) "Share Unit Award" means an award under Section 6 hereof of Share Units.

        (p) "Voluntary Conversion" means the conversion based on the election of the Participant of all or part of a Participant's Director Fees otherwise payable to the Participant in cash into a Share Unit Award pursuant to Section 6 hereof.
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3.    Common Stock Subject to the Plan

            (a) Number of Shares

            Subject to the following provisions of this Section 3, the aggregate number of Common Stock that may be issued under the Plan is 130,000 shares of Common Stock. The Common Stock to be delivered under the Plan will be made available from authorized but unissued Common Stock or from reacquired shares. To the extent that any Share Unit Award or award of Restricted Stock is forfeited or terminated for any reason or is not paid in Common

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Stock, the number of Common Stock covered thereby shall not be charged against the foregoing maximum share limitation.

(b)   Adjustments

            If there shall occur any recapitalization, reclassification, share dividend, share split, reverse share split, or other distribution with respect to the Common Stock, or other change in corporate structure affecting the Common Stock, the Board may, in the manner and to the extent that it deems appropriate and equitable and consistent with the terms of this Plan, cause an adjustment to be made in (i) the maximum number and kind of shares available for issuance pursuant to Section 3(a) hereof and (ii) the Share Units allocated to Participants' Share Unit Accounts in accordance with Section 6(e) hereof.

4.    Administration

            The Plan shall be administered by the Board. The Board shall have full and final authority to administer the Plan, including the discretionary authority to interpret and construe all provisions of the Plan, to resolve all questions of fact arising under the Plan, and to adopt and amend such rules and regulations for administering the Plan as it may deem necessary or appropriate. Decisions of the Board shall be final and binding on all parties. The Board may delegate administrative responsibilities under the Plan to appropriate officers or employees of the Company. All expenses of the Plan shall be borne by the Company.

5.    Restricted Share Awards

            Each Participant on the date the Plan is adopted (the "Grant Date"), shall receive an award of Restricted Stock equal to that number of whole shares of Common Stock (rounded up to the next whole share) as could be acquired with $40,000, based upon the Fair Market Value of Common Stock. Awards of Restricted Stock shall be subject to the terms of the Plan and otherwise evidenced by an award agreement.

            (a) Each grant of Restricted Stock shall be issued for no consideration but shall be forfeited to the Company (without the payment of any consideration) if the Participant resigns from the Board (other than in connection with a Change in Control, as such term is defined in the applicable award agreement) prior to the first Annual Meeting next following the Grant Date. In addition, Restricted Stock shall not be sold, assigned, pledged or transferred to any person until the third anniversary of the Grant Date; provided that the Restricted Stock shall automatically cease to be subject to the foregoing restrictions on sale, assignment, pledge or transfer upon the Participant's death or a Change in Control (as such term is defined in the applicable award agreement) prior to such first Annual Meeting or, subsequent to such first Annual Meeting, either upon the date the Participant ceases to be a director for any reason or upon a Change in Control.

            (b) The Participant to whom Restricted Stock are issued will have the customary rights of a shareholder with respect to such Restricted Stock, including the right to vote the Restricted Stock and to receive cash dividends paid thereon. Prior to the date the

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Restricted Stock ceases to be subject to the restrictions on sale, assignment, pledge or transfer in Section 5(a), dividends paid on such Common Stock in the form of additional Common Stock or as securities or other non-cash property shall be subject to the same risk of forfeiture and other restrictions as the underlying Common Stock with respect to which the dividend was paid.

            (c) Any Restricted Stock issued under the Plan may be evidenced in such manner as the Board in its sole discretion shall deem appropriate, including, without limitation, book-entry registration or by the issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Restricted Stock, such certificate shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

6.    Crediting of Share Units

            (a) Mandatory Conversions

            Effective as of each Conversion Date occurring while the Plan is in effect, 50 percent of the aggregate dollar amount of a Participant's Director Fees otherwise payable on such Conversion Date shall be converted into a Share Unit Award pursuant to Section 6(c) hereof.

            (b) Voluntary Conversions

            Effective as of each Conversion Date occurring while the Plan is in effect, a Participant may elect to convert all or any portion of his Director Fees otherwise payable on such Conversion Date (in addition to those required to be converted under Section 6(a) hereof) into a Share Unit Award pursuant to
Section 6(c) hereof. Each Voluntary Conversion shall be made on the basis of a Participant's written election stating the amount of such Director Fees in excess of those required to be converted under Section 6(a) hereof which shall be converted to a Share Unit Award. Each such election shall be made in the form required by the Board, shall be delivered to the Company no later than the December 31 of the calendar year immediately preceding the calendar year in which such Directors Fees would otherwise be payable; provided, however, that in the year the Plan is adopted, such election shall be delivered to the Company no later than the close of business on the date the Plan is adopted and in the case of a member of the Board who first becomes a Participant during a year, the election for such year must be made no later than the close of business on the date on which the Participant is elected to the Board.

            (c) Share Unit Awards

            On each Conversion Date, a Participant shall receive a Share Unit Award in respect of his Mandatory Conversion and any Voluntary Conversion applicable to the Directors Fees which would otherwise be payable to the Participant on such Conversion Date. Such Share Unit Award shall equal the number of the Share Units determined by dividing (A) the aggregate dollar amount of the Participant's Director Fees that are to be converted into a Share Unit

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Award, including the Mandatory Conversion and any Voluntary Conversion, by (B)
the Fair Market Value of the Common Stock on the applicable Conversion Date.

            (d) Dividend Equivalents

            As of any date that cash dividends are paid with respect to the Common Stock from time to time, each Participant's Share Unit Account shall be credited with an additional number of Share Units determined by dividing (A) the aggregate dollar amount of the cash dividends that would have been paid on the Share Units credited to the Participant's Share Unit Account as of the record date for such dividend had such Share Units been actual Common Stock by (B) the Fair Market Value of the Common Stock on the dividend payment date.

7.    Distributions of Share Unit Awards

            (a) Valuation and Payment of Units

            Subject to Section 8 hereof, a Participant shall be entitled to a benefit under the Plan with respect to each Share Unit Award upon the Realization Date for such Share Unit Award. Such benefit shall be equal to the amount determined by multiplying (A) the number of Share Units credited to the Participant's Share Unit Account in respect of the Share Unit Award for which the Realization Date has occurred by (B) the Fair Market Value of the Common Stock on the Realization Date. Each such amount shall be paid within 30 days after the applicable Realization Date, at the discretion of the Board, in cash or in Common Stock, or in some combination thereof.

            (b) Payment of Additional Dividends

            Subject to Section 8 hereof, if, pursuant to Section 6(d) hereof, additional Share Units are required to be credited to a Participant's Share Unit Account in respect of Share Units that were held in the Participant's Share Unit Account as of the record date for cash dividends paid on the Common Stock that are paid after the payment to the Participant of a benefit in respect of such Share Units, the Company shall pay to the Participant a cash amount in respect of such dividends equal to the dollar amount of such dividends. Such amount shall be paid to the Participant within 30 days after the dividend payment date.

8.    Forfeiture of Share Unit Awards

            Each Participant's Share Unit Account hereunder shall be nonforfeitable, except that a Participant shall forfeit all rights to all benefits hereunder in respect of Mandatory Conversions, Voluntary Conversions and Share Units credited to the Participant's Share Unit Account if the Participant's status as a director of the Company is terminated for "Cause," as determined by the Board in its sole discretion.

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9.    Certain Adjustments

            If there shall occur any recapitalization, reclassification, share dividend, share split, reverse share split, or other distribution with respect to the Common Stock, or other change in corporate structure affecting the Common Stock, the Board may, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of this Plan, cause an adjustment to be made to the number and kind of shares that may be issued under the Plan and to the Participants' Restricted Stock and Share Unit Accounts. It is intended that in making such adjustments to Share Unit Accounts, the Board will seek to treat each Participant as if he were a shareholder of the Common Stock of the number of Share Units credited to his Share Unit Account (but without duplication of any benefits that may be provided under Section 6(d) hereof). Except as is expressly provided in this Section, Participants shall have no rights as a result of any such change in the Common Stock or other event.

10.   Beneficiaries

            Any payment required to be made to a Participant hereunder that cannot be made to the Participant because of his death shall be made to the Participant's beneficiary or beneficiaries, subject to applicable law. Each Participant shall have the right to designate in writing from time to time a beneficiary or beneficiaries by filing a written notice of such designation with the Board. In the event a beneficiary designated by the Participant does not survive the Participant and no successor beneficiary is selected, or in the event no valid designation has been made, such Participant's beneficiary shall be such Participant's estate.

11.   Unfunded Status

            The Plan shall be unfunded, and Mandatory Conversions, Voluntary Conversions, Share Units credited to each Participant's Share Unit Account and all benefits payable to Participants under the Plan represent merely unfunded, unsecured promises of the Company to pay a sum of money to the Participant in the future.

12.   Transfers Prohibited

            No transfer (other than pursuant to Section 10 hereof) by a Participant of any right to any payment hereunder, whether voluntary or involuntary, by operation of law or otherwise, and whether by means of alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, or encumbrance of any kind, shall vest the transferee with any interest or right, and any attempt to so alienate, sell, transfer, assign, pledge, attach, charge, or otherwise encumber any such amount, whether presently or thereafter payable, shall be void and of no force or effect.

13.   Limitation of Rights

            Except as provided in Section 5 hereof, nothing contained in the Plan shall confer upon any Participant any right as a shareholder of the Company. In addition, nothing contained

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herein shall be deemed to create any obligation on the part of the Board to nominate any director for re-election by the Company's shareholders or to limit the rights of the shareholders to remove any director.

14.   Termination and Amendment

            The Plan may be terminated at any time by the Board. The Plan may be amended by the Board from time to time in any respect; provided, however, that no such termination or amendment may reduce the number or the value of Share Units theretofore credited or creditable to a Participant's Share Unit Account or materially and adversely affect any rights or obligations with respect to any Restricted Stock award made pursuant to Section 5 hereof without the affected Participant's prior written consent.

15.   Choice of Law

            The Plan and all rights hereunder shall be subject to and interpreted in accordance with the laws of the State of Delaware without giving effect to principles of conflict of laws.

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